Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-195550 on Form S-3 of our reports dated March 17, 2014, relating to (1) the 2013 consolidated financial statements and the retrospective adjustments to the 2012 and 2011 financial statement disclosures of HomeStreet, Inc., and (2) the effectiveness of HomeStreet, Inc.‘s internal control over financial reporting as of December 31, 2013, appearing in the Annual Report on Form 10-K of HomeStreet, Inc. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

May 29, 2014